Exhibit 99.n.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 5 to the Registration Statement (Form N-2, No. 333-181853) of MacKenzie Realty Capital, Inc., of our report dated September 29, 2014, relating to the financial statements of Mackenzie Realty Capital, Inc., as of June 30, 2014 and 2013, and for the years ended June 30, 2014 and 2013, and for the period from January 25, 2012 (date of inception), through June 30, 2012, and to the reference to our firm as "experts" under the heading "Independent Registered Public Accounting Firm" in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP
San Francisco, California
October 7, 2014